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                                                                     Exhibit 5.1


                                January 27 , 2003


SAFECO Corporation
SAFECO Plaza
4333 Brooklyn Avenue N.E.
Seattle, WA 98185

Ladies and Gentlemen:

      This opinion is being rendered in connection with (i) the registration under the Securities Act of 1933, as amended (the "ACT") and pursuant to the Registration Statement on Form S-3, File No. 333-102298 (the "REGISTRATION STATEMENT"), filed by SAFECO Corporation (the "COMPANY") with the Securities and Exchange Commission (the "COMMISSION") on December 30, 2002 and as declared effective by the Commission on January 22, 2003, of up to $775 million in aggregate principal amount of the Company's securities, (ii) the authorization and issuance by the Company of up to $200 million in principal amount of 4.200% senior notes due 2008 and $300 million in principal amount of 4.875% senior notes due 2010 (collectively, the "NOTES"), and (iii) the preparation and filing of a prospectus supplement, as amended, to the Registration Statement, as filed with the Commission with respect to the Notes (the "PROSPECTUS SUPPLEMENT").

      The Notes are to be issued under an Indenture (the "INDENTURE"), dated as of August 23, 2002, between the Company and J. P. Morgan Trust Company, National Association, as trustee under the Indenture (the "TRUSTEE").

      We have examined the Registration Statement, the Prospectus Supplement, the Indenture and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In making our examination, we have assumed (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the documents and records we have examined.

      On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when the following events have occurred:

      (i) the continued effectiveness of the Registration Statement and the filing of the Prospectus Supplement;
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      (ii) the terms of the Notes and their issue and sale have been duly established in conformity with the Indenture; and

      (iii) the Notes have been duly executed by the Company and authenticated and delivered by the Trustee pursuant to the Indenture, and the Notes have been issued and sold by the Company as contemplated by the Registration Statement and Prospectus Supplement;

the Notes will constitute in the hands of the respective holders thereof valid and binding obligations of the Company, except as such enforceability is subject to the effect of (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      This opinion is being furnished for filing as an exhibit to the Company's current report on Form 8-K to be filed on January 28, 2003. Additionally, we hereby consent to the reference to Perkins Coie LLP under the caption "Legal Matters" in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                                     Very truly yours,

                                                     /S/  PERKINS COIE LLP